Exhibit 3.4

STATE OF NEVADA
FRANCISCO V. AGUILAR		Commercial Recordings & Notary Division
Secretary of State		401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138
North Las Vegas City Hall
DEPUTY BAKKEDAHL		2250 Las Vegas Blvd North, Suite 400
Deputy Secretary for		North Las Vegas, NV 89030
Commercial Recordings		Telephone (702) 486-2880
	OFFICE OF THE SECRETARY OF STATE	Fax (702) 486-2888

Anthony DeMint	Work Order #: W2024022001062
3753 Howard Hughes Pkwy Second Floor, Suite 314	February 20, 2024
Las Vegas, NV 89169, USA	Receipt Version: 1

Special Handling Instructions:	Submitter ID: 21815

Charges

Description	Fee Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Amended Certification of Stock Designation Before Issuance of Class/Series	Fees	20243830804	2/20/2024 11:54:48 AM	Internal Review	1	$175.00	$175.00
Total							$175.00

Payments

Type	Description	Payment Status	Amount
Credit Card	7084588763766262003057	Success	$175.00
Credit Card	Service Fee	Success	$4.38
Total			$179.38
		Credit Balance:	$0.00

Anthony DeMint

3753 Howard Hughes Pkwy Second Floor, Suite 314

Las Vegas, NV 89169, USA

STATE OF NEVADA
FRANCISCO V. AGUILAR		Commercial Recordings & Notary Division
Secretary of State		401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138
North Las Vegas City Hall
DEPUTY BAKKEDAHL		2250 Las Vegas Blvd North, Suite 400
Deputy Secretary for		North Las Vegas, NV 89030
Commercial Recordings		Telephone (702) 486-2880
	OFFICE OF THE SECRETARY OF STATE	Fax (702) 486-2888

Business Entity - Filing Acknowledgement

02/20/2024

Work Order Item Number:		W2024022001062 - 3474358
Filing Number:		20243830804
Filing Type:		Amended Certification of Stock Designation Before Issuance of Class/Series
Filing Date/Time:		02/20/2024 11:54:48 AM
Filing Page(s):		13

Indexed Entity Information:
Entity ID:	E0625902014-3	Entity Name:	AMERICAN REBEL HOLDINGS, INC

Entity Status:	Active	Expiration Date:	None

Commercial Registered Agent

THE CORPORATE PLACE, LLC

601 E CHARLESTON BLVD STE 100, LAS VEGAS, NV 89104, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Commercial Recording Division

401 N. Carson Street

		Filed in the Office of	Business Number
FRANCISCO V. AGUILAR			E0625902014-3 Filing Number
Secretary of State			20243830804
401 North Carson Street		Secretary of State	Filed On
Carson City, Nevada 89701-4201			02/20/2024 11:54:48 AM
(775) 684-5708		State Of Nevada	Number of Pages
Website:	www.nvsos.gov		13
www.nvsilverflume.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☒ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: AMERICAN REBEL HOLDINGS, INC
	Entity or Nevada Business Identification Number (NVID):			NV20141763365

2. Effective date and time:	For Certificate of Designation or		Date:	Time:
	Amendment to Designation Only (Optional):		(must not be later than 90 days after the certificate is filed)

3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:

4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series C Convertible Cumulative Preferred Stock

5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

☐ Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*

7. Withdrawal:	Designation being Withdrawn:		Date of Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	X	Doug Grau	Date:	02/20/2024
Signature of Officer

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0625902014-3
Filing Number
20243830804
Secretary of State	Filed On 02/20/2024 11:54:48 AM
State Of Nevada	Number of Pages 13

FIRST AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

of

SERIES C CONVERTIBLE CUMULATIVE PREFERRED STOCK

of

AMERICAN REBEL HOLDINGS, INC.

Establishing the

Voting Powers, Designations, Preferences, Limitations,

Restrictions, and Relative Rights of

Pursuant to NRS 78.195 of the

Laws of the State of Nevada

The rights, preferences, restrictions and other matters relating to the Series C Convertible Cumulative Preferred Stock are as follows:

The number of shares constituting the Series C Convertible Cumulative Preferred Stock shall be 3,100,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series C Convertible Cumulative Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series C Convertible Cumulative Preferred Stock.

1. DESIGNATION. The Shares are designated as the Company’s Series C Convertible Cumulative Preferred Stock (the “Shares”).

2. DEFINITIONS. For purposes of the Shares and as used in this Certificate, the following terms shall have the meanings indicated:

“Board” shall mean the board of directors of the Company or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Shares.

“Borrowing Agreements” shall have the meaning set forth in paragraph (b)(ii) of Section 5 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Call Date” shall mean the date fixed for redemption of the Shares and specified in the notice to holders required under paragraph (a)(i) of Section 5 hereof as the Call Date.

“Certificate” shall mean this Certificate of Designation of Rights and Preferences of the Shares.

“Closing Sale Price” means the last closing trade price for the Common Shares on the principal securities exchange or trading market where such Common Shares are listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such Common Shares in the over-the-counter market on the electronic bulletin board for such Common Shares as reported by Bloomberg, or, if no closing trade price, respectively, is reported for such security by Bloomberg, the average closing price of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Common Shares” shall mean the shares of common stock, $0.001 par value, of the Company.

“Company” shall mean American Rebel Holdings, Inc., a Nevada corporation.

“Conversion Price” shall have the meaning set forth in subparagraph (a) of Section 6 hereof.

“Company Redemption Notice” shall have the meaning set forth in paragraph (a)(i) of Section 5 hereof.

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“Company Redemption Response” shall have the meaning set forth in paragraph (b)(ii) of Section 5 hereof.

“Conversion Rights” shall have the meaning set forth in Section 6 hereof.

“Dividend Default” shall have the meaning set forth in subparagraph (b) of Section 3 hereof.

“Dividend Payment Date” shall have the meaning set forth in subparagraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each of January, April, July and October and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that any Dividend Period during which any Shares shall be redeemed pursuant to Section 5 hereof shall end on but shall not include the Call Date only with respect to the Shares being redeemed.

“Dividend Rate” is $0.16 per share each quarter, which is equivalent to the annual rate of 8.53% of the $7.50 liquidation preference per Share set forth in Section 4.

“Dividend Record Date” shall have the meaning set forth in subparagraph (a) of Section 3 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Forced Conversion” shall have the meaning set forth in subparagraph (b) of Section 6 hereof.

“Forced Conversion Date” shall have the meaning set forth in subparagraph (b) of Section 6 hereof.

“Forced Conversion Notice” shall have the meaning set forth in subparagraph (b) of Section 6 hereof.

“Forced Conversion Notice Date” shall have the meaning set forth in subparagraph (b) of Section 6 hereof.

“Holder Redemption Notice” shall have the meaning set forth in paragraph (b)(ii) of Section 5 hereof

“Issue Date” shall mean the original date of issuance of Shares.

“Junior Shares” shall have the meaning set forth in paragraph (a)(iii) of Section 8 hereof.

“Parity Shares” shall have the meaning set forth in paragraph (a)(ii) of Section 8 hereof.

“Penalty Rate” is $0.225 per quarter, which is equivalent to the annual rate of 12% of the $7.50 liquidation preference per Share set forth in Section 4.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Principal Market” means the Nasdaq Stock Market LLC.

A “Quarterly Dividend Default” shall occur if the Company fails to pay dividends on the Shares provided for in Section 3(a) in full for any Dividend Period.

“Redemption Date” shall have the meaning set forth in paragraph (b)(ii) of Section 5 hereof.

“Redemption Price” shall have the meaning set forth in paragraph (a)(i) of Section 5 hereof.

“Senior Shares” shall have the meaning set forth in paragraph (a)(i) of Section 8 hereof.

“Shares” shall have the meaning set forth in Section 1 hereof.

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“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Company, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Company; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded.

“Transfer Agent” means Securities Transfer Company, or such other agent or agents of the Company as may be designated by the Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Shares.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

3. DIVIDENDS.

(a) Holders of Shares shall be entitled to receive cumulative preferential dividends, when, as and if declared by the Board or a duly authorized committee thereof, in its sole discretion, at a rate per annum equal to the Dividend Rate (subject to adjustment as set forth in paragraphs (b) and (c) of this Section 3). At the Company’s sole discretion, dividends may be paid in cash or in kind in the form of Common Shares of the Company equal to the closing price of Common Shares on the last day of the quarter. Such dividends shall accrue without interest and accumulate, whether or not earned or declared, on each issued and outstanding share of the Shares from (and including) the original date of issuance of such share, and shall be payable quarterly in arrears on a date selected by the Company each quarter that is no later than twenty (20) days following the end of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided, that (i) Shares issued during any Dividend Period after the Dividend Record Date for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and provided, further, that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date (if declared) may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the fifteenth day of the month in which the applicable Dividend Payment Date occurs, or such other date designated by the Board or an officer of the Company duly authorized by the Board for the payment of dividends that is not more than thirty (30) nor less than ten (10) days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b) Upon the occurrence of four accumulated, accrued and unpaid Quarterly Dividend Defaults, whether consecutive or non-consecutive (a “Dividend Default”), then:

(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Company has paid all accumulated accrued and unpaid dividends on the Shares in full and has paid accrued dividends for all Dividend Periods during the most recently completed Quarterly Dividend Period in full, at which time the Dividend Rate shall be reinstated; and

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(ii) when the Dividend Default is cured and the Dividend Rate is reinstated, a second Dividend Default shall not occur until the Company has an additional four accumulated, accrued and unpaid Quarterly Dividend Defaults, whether consecutive or non-consecutive after the initial default is cured.

(c) No dividend on the Shares will be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of Senior Shares or any agreement of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under Nevada law or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Shares shall continue to accrue without interest and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Company has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board. Accrued and unpaid dividends on the Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Shares, as the case may be.

(d) Except as provided in the next sentence, if any Shares is outstanding, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Shares for all past Dividend Periods with respect to which full dividends were not paid on the Shares in cash. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Shares and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Shares which may be in arrears, whether at the Dividend Rate or at the Penalty Rate.

(e) Except as provided in paragraph (d) of this Section 3, unless all accumulated accrued and unpaid dividends on the Shares are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Shares, no dividends (other than payable in shares of Common Stock or Junior Shares ranking junior to the Shares as to dividends and upon liquidation) may be declared or paid or set apart for payment upon the Common Stock or any Junior Shares or Parity Shares, nor shall any Common Stock or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Company).

(f) Holders of Shares shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Shares as described in this Section 3. Any dividend payment made on the Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

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4. LIQUIDATION PREFERENCE.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Company, each holder of the Shares shall be entitled to receive an amount of cash equal to $7.50 per Share plus an amount in cash, or shares of Common Stock, equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Company, then such assets, or the proceeds thereof, shall be distributed among the holders of Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

(b) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of Shares at the respective address of such holders as the same shall appear on the stock transfer records of the Company.

(c) Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Shares shall not be entitled to share therein.

5. COMPANY CALL AND HOLDER PUT OPTIONS.

(a) Optional Redemption at Election of Company.

(i) The Company shall have the right (but not the obligation) to redeem the Shares, in whole or in part at any time after the fifth anniversary of the initial closing of the offering selling the Shares and continuing indefinitely thereafter, at the option of the Company, for cash, at $11.25 per Share, plus the amounts indicated in paragraph (d) of this Section 5 (the “Redemption Price”). To exercise this redemption right, the Company shall deliver written notice to each Holder that all or part of the Shares will be redeemed (the “Company Redemption Notice”) on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Company Redemption Notice (such date, the “Call Date”). If fewer than all of the outstanding Shares are to be redeemed pursuant to the Company’s exercise of its redemption right under this Section 5(a), the Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Company.

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(ii) On a Call Date and in accordance with this Section 5(a), the Company will, at its option (to the extent it may then lawfully do so under Nevada law, and for so long as (A) a redemption is permitted under the Company’s articles of incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any Borrowing Agreements)), redeem the Shares specified in the Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable Holders, an amount per share equal to the Redemption Price.

(iii) On or before the Company Redemption Date, each Holder whose Shares are being redeemed under this Section 5(a) shall deliver to the Company a stock power, duly executed (in the form provided by the Company together with the Company Redemption Notice).

(b) Optional Redemption at Election of Holder.

(i) Once per calendar quarter beginning any time after the fifth-year anniversary of the Issue Date, a Holder of record of Shares may elect to cause the Company to redeem all or any portion of their Shares for an amount equal to the Redemption Price, which amount may be settled by delivery of cash or Common Shares, at the option of the Holder. If the Holder elects settlement in Common Shares, the Company will deliver such number of Common Shares equal to the Redemption Price divided by $2.25 per share (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Company’s capitalization occurring after the date of this Certificate), with any fraction rounded up to the next whole Common Share. A holder making such election shall provide written notice thereof to the Company specifying the name and address of the holder, the number of Shares to be redeemed and whether settlement shall be in cash or Common Shares. The Board may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of the Company to effectuate cash redemptions at a given time because the Company does not have sufficient cash, including because the Board believes that cash on hand should be utilized for other business purposes. Redemptions will be limited to five percent (5%) of the total outstanding Shares per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. The Company shall redeem the specified Shares for Common Shares no later than ten (10) days, or for cash no later than 365 days, following receipt of such notice. The Company may require the surrender and endorsement of the physical share certificates representing the redeemed Shares upon payment of the redemption price.

(ii) Upon receipt of a written notice from a Holder requesting that the Company redeem such Holder’s Share(s) (the “Holder Redemption Notice”), the Company may choose to (but shall not be obligated to) redeem the applicable Shares. Within thirty (30) days after the Company’s receipt of the Holder Redemption Notice, the Company shall provide written notice to such requesting Holder specifying whether all or a portion of the Shares sought to be redeemed pursuant to the Holder Redemption Notice will be purchased by the Company(which the Company shall determine in its discretion)(the “Company Redemption Response”). If all or any portion of such Series C Preferred Stock is to be repurchased by the Company, then the Company Redemption Response shall specify the date on which such repurchase and redemption shall occur (the “Redemption Date”), which date shall be no more than 365 days after the giving of the Holder Redemption Notice, and the Company Redemption Response shall include the stock power, if required.

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(iii) On any Redemption Date and in accordance with this Section 5(b), the Company will to the extent that it has sufficient funds to consummate a redemption, as determined by the Company in its discretion, and to the extent that it may then lawfully do so under Nevada law and such payment is further permitted under the Company’s articles of incorporation (including all related certificates of designation), and any borrowing agreements to which it or its subsidiaries are bound (the “Borrowing Agreements”), in connection with the delivery by such Holder of the applicable items required herein, redeem the Shares specified in the Company Redemption Response by paying in cash., via wire transfer of immediately available funds to an account designated in writing by the Holder, an amount per share equal to the Redemption Price.

(iv) From and after the Redemption Date, (A) the shares identified in the Company Redemption Response shall be cancelled on the books and records of the Company, (B) the right to receive dividends thereon shall cease to accrue, and (C) all rights of the Holder of the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price (which right shall be contingent upon the Holder delivering the stock power required herein); provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such Holder (other than any case in which the Redemption Price has not been paid due to a failure by the Holder to deliver the stock power required herein), then the Shares to be redeemed shall remain issued and outstanding, and all rights of such Holder with respect to such Shares shall continue.

(v) If, on any Redemption Date, the Company (A) is unable, by virtue of applicable law or provisions in its articles of incorporation (including all related certificates of designation), to redeem Shares, or (B) cannot redeem Shares without constituting a default under any Borrowing Agreements, then such redemption obligation shall be discharged promptly after the Company becomes able to discharge such redemption obligation under applicable law and without causing or constituting a default under Borrowing Agreements, with all such deferred redemption obligations being satisfied based on the order in which any Holder Redemption Notices shall have been received by the Company (i.e., first come, first served).

(vi) Until the Company obtains approval to waive this Section 5(b)(ii) by the requisite number of its stockholders at a duly called special or annual meeting of stockholders, the Company shall not deliver Common Shares in settlement of a holder’s redemption right under Section 5(b)(i) hereof, and a holder of Shares shall not have the right to elect delivery of Common Shares under Section 5(b)(i), to the extent that (A) the aggregate Common Shares issued by the Company to all holders pursuant to Section 5(b)(i) plus (B) the aggregate Common Shares issued or issuable by the Company pursuant to the exercise of warrants issued by the Company under that certain Inducement Letter, dated September 8, 2023, would exceed 19.99% of the Common Shares issued and outstanding on the date of this Certificate, subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Company’s capitalization occurring after the date of this Certificate.

(c) Unpaid Dividends. Upon any redemption of Shares pursuant to this Section 5, the Company shall, subject to the next sentence, pay any accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Shares called for redemption.

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(d) Additional Limitation on Redemption. If all accumulated accrued and unpaid dividends on the Shares and any other class or series of Parity Shares of the Company have not been paid in cash (or, with respect to any Parity Shares, in Parity Shares), declared and set apart for payment in cash (or, with respect to any Parity Shares, in Parity Shares), then the Company shall not redeem, purchase or acquire any Shares or Parity Shares, otherwise than (i) pursuant to a purchase or exchange offer made on the same terms to all holders of Shares and Parity Shares, (ii) in exchange for Junior Shares, or (iii) pursuant to paragraph (b) of this Section 5; provided that the holders of not less than 75% of the outstanding Shares have elected to redeem such Shares.

(e) Company Redemption Procedures. The Company Redemption Notice shall be mailed by first class mail to each holder of record of Shares to be redeemed at the address of each such Holder as shown on the Company’s records. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Shares to be redeemed and, if fewer than all the Shares held by such holder are to be redeemed, the number of such Shares to be redeemed from such holder; (3) the redemption price per Share (determined as set forth in paragraph (a) of this Section 5) plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in paragraph (c) of this Section 5); (4) if any Shares are represented by certificates, the place or places at which certificates for such Shares are to be surrendered; (5) that dividends on the Shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Shares may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Call Date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Shares so called for redemption shall cease to accrue, (ii) said Shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

(f) Set Asides. The Company’s obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Company shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Shares so called for redemption, in which case the notice to holders of the Shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates, if any, representing such Shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in paragraph (c) of this Section 5). No interest shall accrue for the benefit of the holders of Shares to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Company after which reversion the holders of such Shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

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6. CONVERSION. The holders of the Shares shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each Share shall be convertible into Common Shares at a price per share of $1.50 (1 Share converts into 5 shares of Common Stock) (the “Conversion Price”), at the option of the holder thereof, at any time following the issuance date of such Share and on or prior to the fifth (5th) day prior to a redemption Date, if any, as may have been fixed in any redemption notice with respect to the Shares, at the office of this Company or any transfer agent for such stock. The Conversion Price shall not be adjusted for stock splits, stock dividends, recapitalizations or similar events.

(b) Forced Conversion. If the Closing Sale Price of Common Shares during the ten consecutive Trading Day period ending and including the applicable Forced Conversion Notice Date (as defined below) has been at or above $2.25 per share (as adjusted for stock splits, stock dividends recapitalizations and similar events), then the Company shall have the right to require the Holder to convert all, or any portion of, the Shares held by such Holder for Common Shares in accordance with this Section 6(b) (the “Forced Conversion”) on the Forced Conversion Date (as defined below). The Company may exercise its right to require a Forced Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of Shares (the “Forced Conversion Notice” and the date all of the holders of Shares received such notice is referred to as the “Forced Conversion Notice Date”).  The Forced Conversion Notice shall (x) state the date on which the Forced Conversion shall occur (the “Forced Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Forced Conversion Notice Date, and (y) state the aggregate number of Shares which are being converted in such Forced Conversion from the Holder and all of the other holders of the Shares pursuant to this Section 6(b) on the Forced Conversion Date. If the Company has elected a Forced Conversion, the mechanics of conversion set forth in Section 6(c) shall apply. If the Company elects to cause a Forced Conversion of the Shares pursuant to Section 6(b) then it must simultaneously take the same action with respect to all of the other Shares then outstanding on a pro rata basis.

(c) Mechanics of Conversion. Before any holder of Shares shall be entitled to convert the same into Common Shares, they shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Shares, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(d) No Impairment. This Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Shares against impairment.

(e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Shares, in addition to such other remedies as shall be available to the holder of such Shares, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Articles of Incorporation.

(f) Notice. Any notice required by the provisions of this section to be given to the holders of Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

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7. STATUS OF ACQUIRED SHARES. All Shares issued, redeemed by the Company or converted by the holder in accordance with Sections 5 or 6 hereof, or otherwise acquired by the Company, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Company.

8. RANKING.

(a) Any class or series of shares of stock of the Company shall be deemed to rank:

(i) prior to the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Shares (“Senior Shares”);

(ii) on a parity with the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Shares, if the holders of such class or series and the Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(iii) junior to the Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Company now or hereafter issued and outstanding over which the Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Company (“Junior Shares”).

(b) The Company’s Series A Convertible Preferred Stock shall be considered Senior Shares relative to the Shares. The Company’s Series B Convertible Preferred Stock and Common Shares each shall be considered Junior Shares relative to the Shares.

9. VOTING RIGHTS.

(a) So long as any Shares are outstanding, the affirmative vote of the holders of more than two-thirds (66.7%) of the Shares then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any provisions of the Articles of Incorporation or this Certificate that materially and adversely affects the rights, preferences or voting power of the Shares; provided, however, that (a) the amendment of the Articles of Incorporation to authorize or create Parity Shares or Junior Shares, or (b) to increase or decrease the authorized amount of, Shares, Senior Shares, Parity Shares or Junior Shares, shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Shares;

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(ii) A statutory share exchange, consolidation with or merger of the Company with or into another entity or consolidation of the Company with or merger of another entity into the Company, that in each case materially and adversely affects the rights, preferences or voting power of the Shares, unless in such case each Share shall be converted into or exchanged for an amount of cash equal to or greater than the applicable redemption price called for under Section 5 hereof at the time of such conversion or exchange or preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof that are materially the same as those of a Share; or

(iii) Approving any waiver or amendment of the restrictions set forth in paragraphs (d) or (e) of Section 3 hereof;

provided, however, that no such vote of the holders of Shares shall be required if, at or prior to the time when any of the above actions is to take effect, a deposit is made for the redemption in cash of all Shares at the time outstanding, as provided in paragraph (f) of Section 5 hereof, for a redemption price called for under Section 5 at the time of such redemption.

(b) For purposes of paragraph (a) of this Section 9, each Share shall have one vote per share. Except as required by applicable provisions of Nevada law, the Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action. No amendment to these terms of the Shares shall require the vote of the holders of Common Shares (except as required by law).

10. RECORD HOLDERS. The Company and the Transfer Agent shall deem and treat the record holder of any Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

11. SINKING FUND. The Shares shall not be entitled to the benefits of any retirement or sinking fund.

12. UNCERTIFICATED BOOK-ENTRY SECURITIES. At the option of the Company, the Shares may be issued as book-entry securities directly registered in the stockholder’s name on the Company’s or Transfer Agent’s books and records. If entered as book-entry, the Shares need not be represented by certificates, but instead would be uncertificated securities of the Company.

13. OTHER RIGHTS. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way to the Shares, including by way of illustration but not limitation, those concerning participation, or anti-dilution rights or preferences.

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this First Amended and Restated Certificate of Designation is executed on behalf of the Company as of this 20th day of February, 2024.

Company:
AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., CEO

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